Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

DATED JANUARY 2021

Among:

GIMI MS CORPORATION
AS BORROWER

GOLAR LNG LIMITED
AS A GUARANTOR

GIMI HOLDING COMPANY LIMITED
AS A SHAREHOLDER

AND

ING BANK N.V.
AS FACILITY AGENT AND SECURITY TRUSTEE

__________________________________________

FIRST SUPPLEMENTAL AGREEMENT TO
SENIOR SECURED TERM LOAN FACILITY AGREEMENT
for a $700,000,000 Term Loan Facility
in respect of the conversion of one (1) LNG carrier
into a floating liquefaction natural gas facility
__________________________________________

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1
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a.THIS FIRST SUPPLEMENTAL AGREEMENT (this "agreement") is dated 19 JANUARY 2021 and made BETWEEN:
(1)GIMI MS CORPORATION (the "Borrower");
(2)GOLAR LNG LIMITED, an exempted company limited by shares, existing under the laws of Bermuda and having its registered office at 2nd Floor, S.R. Pearman Building, 9 Par-la-Ville Road, Hamilton HM11, Bermuda in its capacity as the Golar Payment Guarantor and the Golar Performance Guarantor ("GLNG");
(3)GIMI HOLDING COMPANY LIMITED, an exempted company limited by shares, existing under the laws of Bermuda and having its registered office at 2nd Floor, S.R. Pearman Building, 9 Par-la-Ville Road, Hamilton HM11, Bermuda in its capacity as the Original Golar Shareholder ("Gimi Holding");
(4)ING BANK N.V. as facility agent of the other Finance Parties (the "Facility Agent"); and
(5)ING BANK N.V. as security trustee for the Finance Parties (the "Security Trustee").
a.WHEREAS:
a.This Agreement is supplemental to a senior secured term loan facility agreement dated 24 October 2019 (the "Original Facility Agreement") made between, among others, the Borrower, the Facility Agent, the Security Trustee, ABN AMRO Bank N.V., Clifford Capital Pte. Ltd., ING Bank N.V. and Natixis as mandated lead arrangers, the financial institutions listed therein as original lenders, whereby the Lenders agreed to advance to the Borrower, upon the terms and conditions therein contained, a term loan of up to $700,000,000.00 for the purpose of enabling the Borrower to finance the construction of the Total Project Costs on the terms and conditions therein contained.
b.Following discussions between the Borrower and the Lessee in connection with the LOA regarding changes to the Project Schedule occasioned by the SARS–CoV–2 pandemic, the Borrower and the Lessee have executed a critical dates and project schedule letter dated 1 October 2020 (the "LOA Letter") which, among other things, delayed the Critical Dates (as defined in the LOA) by eleven (11) months. The Borrower has requested that certain changes be made to the Original Facility Agreement in line with the agreements under the LOA Letter.
c.The Lenders have agreed to the requested changes to the Original Facility Agreement on the basis set out in this Agreement.
b.NOW IT IS HEREBY AGREED as follows:
1.Definitions
a.Defined expressions
Words and expressions defined in the Original Facility Agreement shall, unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Agreement.

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b.Definitions
In this Agreement, unless the context otherwise requires:

"Amendment Fee"	means the amendment fee in an amount of [*****].
"Claims"	means the force majeure claims (or other claims) made by any of the Borrower, the Lessee, the Builder or the B&V Consortium under the LOA or any of the EPC Contracts.
"Consent Letter"	means the consent letter dated on or about the date hereof in relation to this Agreement, executed by KOM (as the Keppel Payment Guarantor and the Keppel Performance Guarantor) and the Original Keppel Shareholder in favour of the Facility Agent and the Security Trustee.
"Effective Date"
1.means the date on which the Facility Agent (acting on the instructions of all of the Lenders) notifies the Borrower in writing substantially in the form set out in Schedule 3 (Form of Effective Date Notice) that the Facility Agent has received the documents and evidence specified in Clause 5.1 (Documents and evidence), Clause 5.2 (General conditions precedent) and Schedule 2 (Conditions Precedent to Effective Date) in a form and substance satisfactory to it.

"Facility Agreement"	means the Original Facility Agreement as amended by this Agreement.
"Parties"	means the parties to this Agreement and "Party" means any of them.
"Relevant Invoices"	means the invoices delivered by the Builder to the Borrower pursuant to article 31.5(a) of the Main Building Contract [*****].
c.References
References in the Original Facility Agreement to “this Agreement” shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Original Facility Agreement as amended by this Agreement and words such as “herein”, “hereof”, “hereunder”, “hereafter”, “hereby” and “hereto”, where they appear in the Original Facility Agreement, shall be construed accordingly.
d.Construction
The rules of interpretation contained in clause 1.2 (Construction) of the Original Facility Agreement shall have effect as if set out in this Agreement.
e.Electronic signing
The Parties acknowledge and agree that they may execute this Agreement and any variation or amendment to the same, by electronic instrument. The Parties agree that the electronic signatures appearing on the document shall have the same effect as handwritten signatures and the use of an electronic signature on this Agreement

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shall have the same validity and legal effect as the use of a signature affixed by hand and is made with the intention of authenticating this Agreement, and evidencing the Parties’ intention to be bound by the terms and conditions contained herein. For the purposes of using an electronic signature, the Parties authorise each other to the lawful processing of personal data of the signers for contract performance and their legitimate interests including contract management.
f.Contracts (Rights of Third Parties) Act 1999
Other than the Finance Parties, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement unless expressly provided to the contrary in this Agreement. Notwithstanding any term of this Agreement, the consent of any person who is not a party to this Agreement is not required to rescind or vary this Agreement at any time.
g.Designation
In accordance with the Original Facility Agreement, each of the Borrower and the Facility Agent designates each of this Agreement and the Consent Letter as a Finance Document.
2.Agreement to the LOA Letter
The Parties agree that the LOA Letter is acceptable for the purpose of the Original Facility Agreement.
3.Amendments to Original Facility Agreement
a.Amendments
The Original Facility Agreement shall, with effect on and from the Effective Date, be (and it is hereby) amended as follows:
i..a new definition of "Net Hedging Expenses" shall be inserted in alphabetical order in clause 1.1 (Definitions) of the Original Facility Agreement as follows:
""Net Hedging Expenses" means, for each relevant period, the net amounts that are payable by the Borrower to the Hedging Banks under the Hedging Agreements for that period (other than any entry or termination costs under any Hedging Agreement).";
ii..in clause 1.1 (Definitions) of the Original Facility Agreement the definition of “First Repayment Date” shall be amended by replacing in paragraph (b) the date “30 September 2023” with the date “30 August 2024”;
iii..in clause 1.1 (Definitions) of the Original Facility Agreement the definition of “Last Availability Date” shall be amended by replacing in paragraph (b) the date “15 September 2023” with the date “15 August 2024”;

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iv..in clause 1.1 (Definitions) of the Original Facility Agreement the definition of “LOA Documents” shall be amended by including the words "(including, without limitation, the critical dates and project schedule letter dated 1 October 2020 between the Borrower and the Lessee)" after the words "any documents supplementing it";
v..in clause 1.1 (Definitions) of the Original Facility Agreement, the definition of "Total Balloon Amount" shall be amended by replacing the amount "$306,250,000" with the amount "$350,000,000"; and
vi..schedule 8 (Indicative Amortisation Schedule) of the Original Facility Agreement shall be deleted in its entirety and replaced by the “Indicative Amortisation Schedule” set out in Schedule 1 (New Schedule 8 to the Original Facility Agreement) to this Agreement.
b.Continued force and effect
Save as amended by this Agreement, the provisions of the Original Facility Agreement and the other Finance Documents shall continue in full force and effect.
4.Representations and Warranties
a.Repeating Representations
(a) The Repeating Representations (as defined in the Facility Agreement) shall be deemed to be made and repeated by the Borrower, and (b) the Repeating Representations (as defined in the Payment Guarantee to which GLNG is a party) shall be deemed to be made and repeated by GLNG, in each case, on (i) the date of this Agreement, and (ii) the Effective Date, as if made with reference to the facts and circumstances existing on such day, and references to "this Agreement" or "this Guarantee" (as applicable) in the relevant Repeating Representations should be construed as references to this Agreement and to the Original Facility Agreement and on the Effective Date, to the Facility Agreement.
b.True and complete disclosure
The Borrower acknowledges and agrees that the Facility Agent has entered into this Agreement for itself and on behalf of the other Finance Parties in reliance on the information provided by the Borrower and the Sponsors in relation to the Claims being true, complete and correct in all respects, including (without limitation) information provided by the Borrower and the Sponsors over email and on conference calls with the Finance Parties. All such information shall be "Information" for the purpose of the Original Facility Agreement.
5.Conditions
a.Documents and evidence
The occurrence of the Effective Date shall be subject to the receipt by the Facility Agent or its duly authorised representative of the documents and evidence specified in Schedule 2 (Conditions Precedent to Effective Date) in each case, in form and

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substance reasonably satisfactory to the Facility Agent (acting on the instructions of all of the Lenders).
b.General conditions precedent
The occurrence of the Effective Date shall be further subject to:
i..the representations and warranties in Clause 4 (Representations and Warranties) being true and correct on the Effective Date; and
ii..no Event of Default or Potential Event of Default being continuing at the time of the Effective Date.
c.Waiver of conditions precedent
The conditions specified in this Clause 5 are inserted solely for the benefit of the Finance Parties and may be waived by the Facility Agent acting on the instructions of the Finance Parties in whole or in part with or without conditions.
d.Relevant Invoices
i..The Borrower agrees that any and all amounts set out in the Relevant Invoices (or represented in additional invoices issued by the Builder from time to time) (the "Relevant Amounts") are, to the extent the Borrower agrees to pay any of the Relevant Amounts, Project Costs which shall be added to the Initial Project Budget for all purposes of the Original Facility Agreement.
ii..The Borrower shall promptly notify the Facility Agent of (a) any agreement with the Builder as to the payment, non-payment or other treatment of the Relevant Invoices, and (b) the payment of any Relevant Amounts.
iii..To the extent the Borrower agrees to pay any of the Relevant Amounts, and taking account of the provisions of clause 22.6 (Substantial Cost Overruns) of the Original Facility Agreement, the Borrower shall procure that an appropriate amount of Shareholder Funding shall be made available to the Borrower to cover the payment of such Relevant Amounts where a Substantial Cost Overrun has occurred.
iv..Further, in respect of the resolution to the current force majeure claims (“FM Resolution”) by the Builder under the Main Building Contract, the Borrower agrees to consult the LTA and the Facility Agent in its discussions with the Builder. It is the intention of the Borrower and the Builder that such discussions result in an FM Resolution package and the Borrower confirms that (a) such FM Resolution package would be subject to Lenders’ approval, and (b) any payments made by the Borrower to the Builder as part of such FM Resolution would be Project Costs which shall be added to the Initial Project Budget for all purposes of the Original Facility Agreement.

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6.Confirmations
a.Guarantees
GLNG confirms for the benefit of the Finance Parties its consent to the amendments to the Original Facility Agreement contained in this Agreement and agrees that the guarantee and indemnity provided pursuant to each Guarantee to which it is a party, and its obligations thereunder, shall (a) remain and continue in full force and effect notwithstanding the amendments to the Original Facility Agreement contained in this Agreement, and (b) extend to any new obligations assumed by the Borrower under the Finance Documents as a result of this Agreement (including, but not limited to, under the Facility Agreement).
b.Security Documents
Each of the Borrower, GLNG and Gimi Holding confirms for the benefit of the Finance Parties that the Security Interests created by it pursuant to each Security Document to which it is a party shall (a) remain in full force and effect notwithstanding the amendments to the Original Facility Agreement contained in this Agreement, and (b) continue to secure the Secured Obligations under the Finance Documents (including, but not limited to, under the Facility Agreement).
7.Fees, Costs and Expenses
a.Fees
The Borrower agrees to pay the Amendment Fee to the Facility Agent on or before the Effective Date (for distribution to the Lenders in proportion to their respective Commitments as at the Effective Date).
b.Costs and expenses
The Borrower agrees to pay on demand:
i..all reasonable and documented expenses (including external legal and out-of-pocket expenses and disbursements) incurred by the Facility Agent in connection with the evaluation, negotiation, preparation, execution and, where relevant, registration of this Agreement and of any amendment or extension of or the granting of any waiver or consent under this Agreement; and
ii..all reasonable expenses (including legal and out-of-pocket expenses) incurred by the Finance Parties in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under this Agreement or otherwise in respect of the monies owing and obligations incurred under this Agreement.
c.Value Added Tax
All expenses payable pursuant to this Clause 7 shall be paid together with Indirect Tax (if any) properly chargeable thereon.

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d.Stamp and other duties
The Borrower agrees to pay to the Facility Agent and the Security Trustee on demand all stamp, documentary, registration or other like duties or Taxes (including any duties or Taxes payable by the Facility Agent or the Security Trustee) imposed on or in connection with this Agreement and shall indemnify the Facility Agent and the Security Trustee against any liability arising by reason of any delay or omission by the Borrower to pay such duties or Taxes.
8.Miscellaneous and Notices
a.Notices
The provisions of clause 44 (Notices) of the Original Facility Agreement shall extend and apply to the giving or making of notices hereunder as if the same were expressly stated herein, mutatis mutandis.
b.Counterparts
This Agreement may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.
c.Further assurance
The provisions of clause 21.11 (Further assurance) of the Original Facility Agreement shall extend and apply to this Agreement as if the same were expressly stated herein, mutatis mutandis.
9.Applicable Law
a.Law
This Agreement and any non-contractual obligations connected with it are governed by and shall be construed in accordance with English law.
b.Arbitration
The provisions of clause 53 (Arbitration) of the Original Facility Agreement shall apply to this Agreement as if the same were expressly stated herein, mutatis mutandis.
This Agreement has been executed on the date stated at the beginning of this Agreement.
Schedule 1.
New Schedule 8 to Original Facility Agreement
Indicative Amortisation Schedule

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Repayment Number	Principal (prior to repayment) ($)	Principal repayment ($)	Principal outstanding (following repayment) ($)
1 (First Repayment Date)	700,000,000.00	14,583,333.33	685,416,666.67
2	685,416,666.67	14,583,333.33	670,833,333.34
3	670,833,333.34	14,583,333.33	656,250,000.01
4	656,250,000.01	14,583,333.33	641,666,666.68
5	641,666,666.68	14,583,333.33	627,083,333.35
6	627,083,333.35	14,583,333.33	612,500,000.02
7	612,500,000.02	14,583,333.33	597,916,666.69
8	597,916,666.69	14,583,333.33	583,333,333.36
9	583,333,333.36	14,583,333.33	568,750,000.03
10	568,750,000.03	14,583,333.33	554,166,666.70
11	554,166,666.70	14,583,333.33	539,583,333.37
12	539,583,333.37	14,583,333.33	525,000,000.04
13	525,000,000.04	14,583,333.33	510,416,666.71
14	510,416,666.71	14,583,333.33	495,833,333.38
15	495,833,333.38	14,583,333.33	481,250,000.05
16	481,250,000.05	14,583,333.33	466,666,666.72
17	466,666,666.72	14,583,333.34	452,083,333.38
18	452,083,333.38	14,583,333.34	437,500,000.04
19	437,500,000.04	14,583,333.34	422,916,666.70
20	422,916,666.70	14,583,333.34	408,333,333.36
21	408,333,333.36	14,583,333.34	393,750,000.02
22	393,750,000.02	14,583,333.34	379,166,666.68
23	379,166,666.68	14,583,333.34	364,583,333.34
24	364,583,333.34	14,583,333.34	350,000,000.00
25 (Final Repayment Date)	350,000,000.00	350,000,000.00	-

Schedule 2.

Conditions Precedent to Effective Date
i.Corporate authorisation
In relation to the Borrower, GLNG, Gimi Holding, the Original Keppel Guarantor and the Original Keppel Shareholder:
1.Constitutional documents
copies certified by an officer of that Obligor, as true, complete and up to date copies, of all documents which contain or establish or relate to the constitution of that party

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or an officers certificate confirming that there have been no changes or amendments to the Constitutional Documents certified copies of which were previously delivered to the Facility Agent pursuant to the Original Facility Agreement;
2.Resolutions
a copy, certified by an officer of that Obligor to be a true copy, and as being in full force and effect and not amended or rescinded, of written resolutions of its board of directors or equivalent:
a..approving the terms of, and the transactions contemplated by, this Agreement; and
b..authorising a person or persons to sign and deliver on behalf of that Obligor or, as the case may be, authorising the sealing by that Obligor of this Agreement and any notices or other documents to be given pursuant hereto, together with originals or certified copies of any powers of attorney issued by any Obligor pursuant to such resolutions; and
3.Certificate of incumbency
a certificate signed by an officer of each relevant Obligor certified to be true, complete and up to date of (i) the directors and officers of that Obligor specifying the names and positions of such persons, (ii) its issued share capital and shareholders, (iii) specimen signatures of those persons authorised to sign this Agreement on its behalf and (iv) a declaration of solvency.
ii.Consents
A certificate signed by an officer of the Borrower and each other relevant Obligor confirming that all governmental and other licences, approvals, consents, registrations and filings necessary for any matter or thing contemplated by this Agreement on behalf of that Obligor and for the legality, validity, enforceability, admissibility in evidence and effectiveness thereof have been obtained or effected on an unconditional basis and remain in full force and effect (or, in the case of the effecting of any registrations and filings, that arrangements satisfactory to the Facility Agent have been made for the effecting of the same within any applicable time limit).
iii.Consent Letter
A copy of the Consent Letter, duly executed by the parties thereto.
iv.Sponsor Package
Provision of a Sponsor Information Package.
v.Amendment Fee
Receipt by the Facility Agent of the Amendment Fee.

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vi.Fees
Evidence that all documented legal fees of the Lender's legal advisers have been paid.
vii.Legal opinions
Such legal opinions or confirmations in relation to the laws of England, Bermuda, Singapore and Marshall Islands as the Facility Agent shall in its reasonable discretion deem appropriate (or, where applicable, a written approval in principle (which can be given by email) by counsel to the Facility Agent in any of the above jurisdictions of the arrangements contemplated by this Agreement and a confirmation that a formal legal opinion will follow promptly after the Effective Date).
viii.Other documents and evidence
A copy of any other document, opinion or assurance which the Facility Agent (acting reasonably) considers to be necessary or desirable (if it has notified the Borrower accordingly prior to the date of this Agreement) in connection with the entry into and performance of the transactions contemplated by this Agreement or for the validity and enforceability of this Agreement.

Schedule 3.

Form of Effective Date Notice

To:    Gimi MS Corporation
We, ING Bank N.V. in our capacity as Facility Agent, refer to the first supplemental agreement dated [ ] January 2021 (the "First Supplemental Agreement") relating to a senior secured term loan facility agreement dated 24 October 2019 (the "Facility Agreement") made between (among others) Gimi MS Corporation as the Borrower, the financial institutions listed in it as the Lenders, and ourselves as the Facility Agent in respect of a term loan of up to $700,000,000.00.
Terms defined in the First Supplemental Agreement have the same meaning in this notice.
We hereby confirm that all conditions precedent referred to in Schedule 2 (Conditions Precedent to Effective Date) of the First Supplemental Agreement have been satisfied. For the purpose of the First Supplemental Agreement, the Effective Date is the date of this notice and the amendment of the Facility Agreement in accordance with the terms of the First Supplemental Agreement is now effective.
Dated:        ____ January 2021

Signed:        ___________________________

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For and on behalf of
ING Bank N.V.
(as Facility Agent)

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SIGNATURES
THE BORROWER
EXECUTED
for and on behalf of GIMI MS CORPORATION
by:

_/s/ Elizabeth Lord______________________
Name: Elizabeth Lord
Title: Attorney-in-fact

GLNG
EXECUTED
for and on behalf of GOlar LNG LIMITED
by:

_/s/ Elizabeth Lord______________________
Name: Elizabeth Lord
Title: Attorney-in-fact

GIMI HOLDING
EXECUTED
for and on behalf of GIMI HOLDING COMPANY LIMITED
by:

_/s/ Elizabeth Lord______________________
Name: Elizabeth Lord
Title: Attorney-in-fact

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THE FACILITY AGENT
EXECUTED
for and on behalf of ING BANK N.V.
by:

_/s/ Oliver de Vries___________________        _/s/ Kenneth van Coblijn_____________
Name: Oliver de Vries                Name: Kenneth van Coblijn
Title:                        Title:

THE SECURITY TRUSTEE
EXECUTED
for and on behalf of ING BANK N.V.
by:

_/s/ Oliver de Vries___________________        _/s/ Kenneth van Coblijn_____________
Name: Oliver de Vries                Name: Kenneth van Coblijn
Title: Syndicated Loan Agency            Title: Senior Economist

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